Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Heska Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1997 Stock Incentive Plan of Heska Corporation and subsidiaries of our report dated March 29, 2006, with respect to the consolidated balance sheet of Heska Corporation and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2004 and 2005 and related financial statement schedule, which report appears in the December 31, 2006 annual report on Form 10-K of Heska Corporation and subsidiaries.

/s/    KPMG LLP

Denver, Colorado
March 26, 2007